EXHIBIT 99.1

[LOGO]
The National Registry Inc
2502 Rocky Point Drive
Suite 100
Tampa, FL 33607
813.636.0099


FOR IMMEDIATE RELEASE
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CONTACT:  Jeffrey P. Anthony
          President and Chief Executive Officer
          The National Registry Inc.
          (813) 636-0099

  THE NATIONAL REGISTRY INC. ANNOUNCES THE SALE AND CONVERSION OF ITS SERIES C
      PREFERRED STOCK AND COMMITMENT FOR $2 MILLION CAPITAL CONTRIBUTION

TAMPA, FL (DECEMBER 18, 1998) - The National Registry Inc. (NRI)(NASDAQ-NRID) announced that RMS Limited Partnership ("RMS") and Francis R. Santangelo yesterday acquired from Clearwater Fund III, LP ("Clearwater") 230,000 shares of NRI's Series C Convertible Preferred Stock (the "Series C Stock"). The shares of Series C Stock together with accrued and unpaid dividends thereon, representing all of the issued and outstanding shares of Series C Stock, were immediately converted into 9,722,515 shares of NRI common stock (the "Common Stock"), representing approximately 58.3% of the then issued and outstanding shares of Common Stock. As part of such transaction, Clearwater will receive from RMS and Mr. Santangelo an aggregate of 1,000,000 shares of Common Stock after the completion of such conversion. After the issuance of the shares of Common Stock upon such conversion, RMS and Mr. Santangelo will be the beneficial owners of approximately 8,080,805 and 1,308,377 shares of Common Stock, respectively, representing approximately 48.5% and 7.8% respectively, of the then issued and outstanding shares of Common Stock. As a result of the foregoing transaction, RMS and Mr. Santangelo have effectively acquired control of NRI.

As part of such transaction, RMS and Mr. Santangelo agreed to contribute an aggregate of $2 million to NRI's working capital without the issuance of any additional securities. RMS and Mr. Santangelo agreed to contribute such funds on or prior to January 1, 1999.

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In addition, NRI agreed to issue to Clearwater warrants (the "Warrants") to purchase up to 100,000 shares of Common Stock at an exercise price of $0.625 per share upon the cancellation of the outstanding warrants to purchase up to 47,619 shares of Common Stock at an exercise price of $15.675 previously issued to Clearwater Fund IV.

The Series C Stock, the Common Stock issued upon the conversion of the Series C Stock and the Warrants have not been, and the Common Stock issuable upon exercise of the Warrants will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

The National Registry Inc. and its wholly owned subsidiary SAFLINK Corporation, based in Tampa, Florida, bring the Power of Biometric Identification/trademark/ to the desktop, enterprise networks, and the Internet. The Company provides cost-effective multi-biometric software solutions to verify individual identity, to protect business and personal information, and to replace passwords and PINs in order to safeguard and simplify access to electronic systems and enable new online services for customers. The Company's Secure Authentication Facility (SAF/trademark/) suite of multi-biometric network security products delivers enterprise-level secure access control to a range of software platforms and network applications, including Microsoft/registered trademark/ Windows NT/registered trademark/ and Internet Information Server/registered trademark/, Novell NetWare/registered trademark/, as well as Computer Associates' Unicenter/registered trademark/ TNG/trademark/ and its Single Sign-On/trademark/ option. Further information is available through the Company's World Wide Web Site (http://www.saflink.com).

SAF and SAFLINK are trademarks of The National Registry Inc. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.